Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE
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WORKDAY, INC.
1.50% Convertible Senior Notes Due 2020
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SUPPLEMENTAL INDENTURE
DATED AS OF April 27, 2018
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Wells Fargo Bank, National Association as Trustee

SUPPLEMENTAL INDENTURE
This SECOND SUPPLEMENTAL INDENTURE (“Supplemental Indenture”) effective as of April 27, 2018, is between Workday, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association (the “Trustee”). All capitalized terms used herein shall have the meaning ascribed to them in the Indenture (as defined below) unless context requires otherwise.
RECITALS OF THE COMPANY
WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of June 17, 2013, as amended on January 2, 2018 (the “Indenture”), pursuant to which the Company issued its 1.50% Convertible Senior Notes Due 2020 (the “Notes”);
WHEREAS, Section 14.01(b)(iv) of the Indenture states that under certain circumstances, a Holder of any of the Notes “may surrender all or any portion of its Notes for conversion at any time during any calendar quarter commencing after the fiscal quarter ending on October 31, 2013 (and only during such fiscal quarter), if the Last Reported Sale Price of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the immediately preceding fiscal quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day”;
WHEREAS, the Offering Memorandum, in the section titled “Description of Notes”, states that under certain circumstances, a Holder of any of the Notes “may convert all or any portion of their notes at their option prior to the close of business on the business day immediately preceding . . . March 15, 2020, in the case of the 2020 notes, in multiples of $1,000 principal amount, only under the following circumstances: during any fiscal quarter commencing after the fiscal quarter ending on October 31, 2013 (and only during such fiscal quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price for the … notes on each applicable trading day”;
WHEREAS, pursuant to Section 10.01(j) of the Indenture and subject to the terms and conditions therein, the Company, without the consent of any Holder and when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto “to conform the provisions of this Indenture or the Notes to the “Description of Notes” section of the Offering Memorandum”;
WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Account Tax Compliance Act; and
WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed, for the equal proportionate benefit of all Holders of the Notes, as follows:
ARTICLE 1
DEFINITIONS

Section 1.01. General. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

ARTICLE 2

AGREEMENT OF PARTIES

Section 2.01. Conversion Privilege. The reference to “calendar quarter” in Section 14.01(b)(iv) of the Indenture is hereby deleted and replaced in its entirety with the words “fiscal quarter”.

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Effectiveness; Construction. This Supplemental Indenture shall become effective upon its execution and delivery by the Company and the Trustee and as of the date hereof. Upon such effectiveness, the Indenture shall be supplemented in accordance herewith. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 3.02. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 3.03. Trustee Matters. The Trustee accepts the Indenture, as supplemented hereby, and agrees to perform the same upon the terms and conditions set forth therein, as supplemented hereby. The Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.04. No Third-Party Beneficiaries. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties to the Indenture, as supplemented hereby, and their successors, and to the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, as supplemented hereby.

Section 3.05. Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality and enforceability of the remaining provisions shall not be impaired thereby.

Section 3.06. Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.07. Successors. All covenants, stipulations, promises and agreements of the Company and the Trustee in this Supplemental Indenture shall bind their respective successors and assigns whether so expressed or not.

Section 3.08. Governing Law. This Supplemental Indenture shall be construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Section 3.09. Counterpart Signatures. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplement Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WORKDAY, INC.

By: /s/ Robynne D. Sisco
Name : Robynne D. Sisco
Title: Co-President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By: /s/ Maddy Hughes
Name: Maddy Hughes
Title: Vice President

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